Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No 333-218189 on Form S-3 and Registration Statement Nos. 333-236766 and 333-229960 on Form S-8 of Rapid7, Inc. of our report dated June 3, 2020, relating to the financial statements of DivvyCloud Corporation appearing in this Current Report on Form 8-K dated July 13, 2020.
/s/ Deloitte & Touche LLP
McLean, Virginia
July 13, 2020